Exhibit 99.1

Lumentum Holdings Inc. Announces $500 Million Convertible Notes Offering

SAN JOSE, Calif., June 12, 2023 — Lumentum Holdings Inc. (“Lumentum”) (NASDAQ: LITE) today announced its intention to offer, subject to market conditions and other factors, $500 million aggregate principal amount of convertible senior notes due in 2029 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Lumentum also expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $75 million aggregate principal amount of the notes.

The notes will be senior, unsecured obligations of Lumentum, and interest will be payable semi-annually in arrears. The notes will be convertible at the option of holders, subject to certain conditions and during certain periods, into cash, shares of Lumentum’s common stock or a combination of cash and shares of Lumentum’s common stock, with the form of consideration at Lumentum’s election. The interest rate, conversion rate and certain other terms of the notes are to be determined upon pricing of the offering.

Lumentum intends to use a portion of the net proceeds of the offering to (i) repurchase a portion of its 0.250% Convertible Senior Notes due 2024 (the “2024 notes”), and (ii) purchase up to approximately $150 million of its common stock, in each case, concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as its agent. Lumentum intends to use the remaining net proceeds of the offering for general corporate purposes, which may include the repayment or repurchase of its indebtedness, including any of its existing convertible notes, capital expenditures, working capital and potential acquisitions.

Holders of the 2024 notes that are repurchased in the concurrent repurchases described above may purchase shares of Lumentum’s common stock in the open market to unwind any hedge positions they may have with respect to the 2024 notes. These activities may affect the trading price of Lumentum’s common stock and, if conducted concurrently with this offering, may result in a higher initial conversion price for the notes Lumentum is offering. Additionally, the concurrent repurchases of shares of Lumentum’s common stock described above may result in the common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes Lumentum is offering.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding Lumentum’s financing plans, Lumentum’s ability to complete the offering, the expected closing date of the offering and Lumentum’s intended use of the net proceeds of the offering. Forward looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” “contemplate,” “believe,” “predict,” “potential” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of Lumentum’s management, which are in turn based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Actual results may differ materially from those anticipated or predicted by Lumentum’s forward-looking statements as a result of various important factors, including, but not limited to, the terms of the notes and the offering, the risks and uncertainties related to whether or not Lumentum will consummate the offering and the impact of general economic, industry, market or political conditions. In addition, all forward-looking statements are subject to other risks detailed in our Quarterly Report on Form 10-Q for the quarter ended April 1, 2023 and the risks discussed in our other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof, except as required by applicable law.

About Lumentum

Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications including next-generation imaging and sensing capabilities. Lumentum is headquartered in San Jose, California with R&D, manufacturing, and sales offices worldwide.

Contact Information:

Investors:	Kathy Ta, 408-750-3853; investor.relations@lumentum.com

Media:	Caroline Pan, 650-267-4180; media@lumentum.com

Category:	Financial